UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

iCAD, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9341	02-0377419
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, NH	03062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 882-5200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2010, iCAD, Inc. (the “Company”) entered into an Agreement and Plan of Merger with XAC, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Xoft, Inc. (“Xoft”) and Jeffrey Bird, as the representative of the stockholders of Xoft (“Merger Agreement”). Upon the terms and subject to the conditions of the Merger Agreement, upon closing Xoft will be merged with and into the Merger Sub with the Merger Sub surviving the merger (the “Merger”).

The following is a summary of the material provisions of the Merger Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Merger Agreement which the Company intends to file with the Securities and Exchange Commission (the “SEC”).

Exclusive of any potential earn-out payments described below, in exchange for their shares of Xoft capital stock, stockholders of Xoft will receive 9,101,084 shares of the Company’s common stock (which equals 19.999% of the Company’s outstanding common stock minus 1% of such stock or 91,930 shares of the Company’s common stock) plus cash in an amount equal to 91,930 shares of the Company’s common stock multiplied by the average closing sale prices of the Company’s common stock over the thirty (30) trading days immediately preceding the closing date of the Merger as reported on the Nasdaq Stock Market (the “Closing Price”); provided, however, that the preceding share and cash amounts will be reduced by (i) the number of shares of the Company’s common stock issued and cash paid to recipients under Xoft’s Second Amended and Restated Employee Retention Plan, (ii) the number and amount of stock and cash consideration that together equal the amount of “Indebtedness” (as defined in the Merger Agreement) not by paid by Xoft prior to the closing of the Merger, (iii) the number and amount of stock and cash consideration that together equals certain transaction expenses in excess of approximately $1.0 million, (iv) $25,000 for costs and expenses of the stockholder representative, (v) the number and amount of stock and cash consideration that together equal the quotient of (a) the dollar value, if any, by which the closing working capital is less than the $1.0 million target working capital amount divided by (b) the “Closing Price” (as defined in the Merger Agreement) (if the amount under this clause (v) is less than $25,000 then the amount pursuant to this clause (v) will be equal to zero) (the “Merger Consideration”). It is anticipated that approximately 8,470,000 shares of the Company’s common stock (representing approximately 15.6% of the Company’s outstanding common stock after closing) and approximately $1.0 million in cash will be paid, for a total Merger Consideration value of approximately $13.1 million, exclusive of any potential earn-out payments. In addition, the Company agreed to pay for certain accountant fees, change in control payments and other expenses up to an aggregate amount of approximately $1,000,000.

At closing, of the Merger Consideration, 10% of the cash amount and 10% of the amount of Company’s common stock will be placed in escrow for a period of 15 months following the closing of the Merger to secure potential post-closing indemnification obligations of Xoft stockholders.

Under the Merger Agreement, there is an additional earn-out potential for Xoft stockholders that is tied to cumulative net revenue of Xoft products over the next three years, payable at the end of that period. The threshold for earn-out consideration begins at $50 million of cumulative revenue of “Xoft Products” (as defined in the Merger Agreement) over the three year period immediately following the closing. The “targeted” earn-out consideration of $20 million will occur at $76 million of cumulative revenue of Xoft Products and the maximum earn-out consideration of $40 million would be achieved at $104 million of cumulative revenue of Xoft Products over the three year period.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, pre-closing covenants by Xoft to carry on its business in the ordinary course consistent with past practices and not to engage in certain kinds of transactions without the consent of the Company.

Subject to the closing of the Merger and approval by the Company’s Nominating and Corporate Governance Committee and Board of Directors, the Board of Directors will increase the size of the Company’s Board to eight directors. For three years following the closing of the Merger, the Xoft stockholder representative will have the right to nominate one member to the Company’s Board of Directors, who will serve on the Company’s Board of Directors if the nominee is acceptable to the Company’s Nominating and Corporate Governance Committee and the Board of Directors and approved by the Company’s stockholders. Michael Klein, Xoft’s chief executive officer, will serve as the stockholder representative’s initial Board nominee, and subject to the closing of the Merger and the approval of the Company’s Nominating and Corporate Governance Committee and the Board of Directors, Mr. Klein will be appointed as a director to serve from the closing of the Merger until the Company’s next annual meeting of stockholders. In addition, Somu Subramanian, a Xoft director and investor, will be appointed as a director to serve from the closing of the Merger until the Company’s next annual meeting of stockholders, subject to the closing of the Merger and approval by the Company’s Nominating and Corporate Governance Committee and Board of Directors. The Company’s Nominating and Corporate Governance Committee and Board of Directors will make the final determination in their sole reasonable discretion as to the appointment to the Company’s Board of Directors or recommendation to the Company’s stockholders of the Xoft stockholder representative nominee.

The completion of the Merger is subject to customary closing conditions, the approval of Xoft’s stockholders, which approval has been obtained and the condition that holders of no more than 5% of Xoft’s capital stock exercise any appraisal or dissenters’ rights with respect to such stock. The Merger Agreement also contains certain termination rights for both the Company and Xoft.

If the Merger is not consummated by December 31, 2010 or upon termination of the Merger Agreement under specified circumstances, at the option of Xoft, the Company will establish a committed line of credit available to Xoft for up to $1,000,000 with a maturity date of 120 days from the acceptance of such line of credit.

The shares of the Company’s common stock to be issued in connection with the Merger will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D promulgated thereunder. The Company will rely on representations made by the securityholders receiving the Company’s common stock that they are acquiring the Company’s common stock for investment and not with a view to the distribution of such shares in violation of applicable securities laws and that they have sufficient knowledge and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of the Company’s common stock, among others.

Pursuant to the Merger Agreement, the stockholder representative will have the right, subject to certain conditions, to request one registration statement to be prepared and filed by the Company with the SEC under the Securities Act at any time after two years following the closing of the Merger with respect to the resales of the shares issued to Xoft stockholders as part of the Merger Consideration and another registration statement to be prepared and filed by the Company with the SEC under the Securities Act at any time after three years following the closing of the Merger with respect to the resales of the shares issued to Xoft stockholders as part of the earn-out consideration, if any.

Pursuant to the Merger Agreement, the shares of the Company’s common stock being issued to the Xoft stockholders will be subject to different lock-up periods based on the percentage of the Company’s common stock such stockholder will own after the Merger. The lock-up period for certain stockholders holding 25% of the Company’s common stock issued in the Merger will be 12 months. The lock-up period for stockholders holding 40% of the Company’s common stock will be 18 months. The lock-up period for stockholders holding 35% of the Company’s common stock will be 24 months. Under these lock-up agreements, the holders agree generally not to transfer, sell, assign, pledge, encumber or otherwise dispose of the Company’s common stock held by such holder.

The Merger Agreement also includes various other provisions customary for transactions of this nature.

Item 3.02 Unregistered Sales of Equity Securities.

With respect to the shares of the Company’s common stock to be issued pursuant to the Merger Agreement and the exemption from registration under the Securities Act for the issuance of such shares, the disclosures set forth in Item 1.01 above are incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2010

iCAD, INC.

By: /s/ Darlene M. Deptula-Hicks
Name: Darlene M. Deptula-Hicks
Title: Executive Vice President of Finance and
Chief Financial Officer, Treasurer

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